Exhibit 99.5

PARAMOUNT OPERATING TRUST
INDEMNITY AGREEMENT

     INDEMNITY AGREEMENT entered into effective as of the 28th day of June, 2002.

BETWEEN:

PARAMOUNT ENERGY OPERATING CORP. (the “Corporation”), as trustee of PARAMOUNT OPERATING TRUST, a trust formed under the laws of Alberta (“POT”)

- and -

•, of the City of •, in the Province of • (the “Indemnitee”)

     WHEREAS the Indemnitee is a director and/or officer of the Corporation;

     AND WHEREAS the Corporation is the trustee of POT pursuant to the Paramount Operating Trust Indenture dated June 28, 2002 and made between CIBC World Markets Inc., as settlor, and the Corporation (as amended, restated or modified from time to time, the “Indenture”) and, in such capacity, is responsible for the management and administration of the business and affairs of POT;

     AND WHEREAS the Indenture provides for the indemnification of each of the directors and officers of the Corporation on the terms and conditions of such Indenture;

     AND WHEREAS it is appropriate to provide, in addition to the indemnification in the Indenture, indemnification directly in favour of the Indemnitee in respect thereof;

     NOW THEREFORE, IN CONSIDERATION OF the premises and mutual covenants herein contained, and in consideration of the Indemnitee acting and agreeing to continue to act as a director and/or officer of the Corporation, given its obligations as the trustee of POT, and the sum of one ($1.00) dollar paid by the Indemnitee to the Corporation, as trustee of POT, (the receipt of which is hereby acknowledged), the Corporation, as trustee of POT, and the Indemnitee do hereby covenant and agree as follows:

1.   INDEMNIFICATION

     The Indemnitee shall be entitled to be indemnified and saved harmless out of the “Trust Properties”, as defined in the Indenture, to the extent of the Trust Properties in respect of:

(a)	all liabilities, losses, costs (including, subject to Section 7 hereof, solicitor and client costs of the Indemnitee), charges, damages, penalties and expenses sustained, suffered or incurred in respect of any claim, action, suit or proceedings (collectively, the “Proceedings”) that is proposed or commenced against the Indemnitee, for or in respect of [his/her] acting as a director or officer of the Corporation for or in respect of acting on behalf of POT or the Corporation, as trustee of POT, any act, omission or error in respect of

POT or the carrying out of any of the duties and responsibilities of the Corporation, as trustee of POT, under the Indenture or the exercise of any power, authority or discretion so delegated pertaining thereto; and

(b)	all other liabilities, losses, costs (including, subject to Section 7 hereof, solicitor and client costs of the Indemnitee), charges, taxes, damages, expenses, penalties and interest in respect of unpaid taxes and all other expenses and liabilities sustained or incurred by the Indemnitee, in respect of the administration or termination of POT;

except to the extent, if any, that such liabilities, losses, costs, charges, taxes, damages, expenses, penalties or interest (collectively, the “Losses”) sustained, suffered or incurred by the Indemnitee arise out of the Indemnitee’s own gross negligence, fraud, or wilful misconduct in which case the provisions of this section shall not apply to that extent.’

2.   ENVIRONMENTAL INDEMNIFICATION

(a)	Subject to subsection 2(b), the Indemnitee shall be entitled to be indemnified out of the Trust Properties to the extent of the Trust Properties against all liabilities, losses, costs (including, subject to Section 7 hereof, solicitor and client costs of the Indemnitee), charges, damages, penalties and expenses (including those arising from principles of absolute or strict liability and costs and expenses of abatement and remediation of spills or releases of contaminants and liabilities of the Indemnitee to third parties (including governmental agencies) in respect of death, bodily injuries, property damage, damage to or impairment of the environment or any other injury or damage and including liabilities of the Indemnitee to third parties for the third parties’ consequential damages) (collectively, “Environmental Losses”) sustained, suffered or incurred in connection with or as a result of:

(i)	the administration of POT pursuant to the Indenture; or

(ii)	as or on behalf of POT or the Corporation, as trustee of POT, any act, omission or error in respect of POT or the carrying out of any of the duties and responsibilities of the Corporation, as trustee of POT, under the Indenture or the exercise of any power, authority or discretion so delegated pertaining thereto;

and which result from or relate, directly or indirectly, to the presence or release or threatened presence or release of any contaminants, by any means or for any reasons, on or in respect of the Trust Properties, whether or not such presence or release or threatened presence or threatened release of the contaminants was under the control, care or management of POT, or of a previous owner or operator of any of the Trust Properties, or any other person;

(b)	In no event shall the Indemnitee be entitled to indemnification out of the Trust Properties against any Environmental Losses to the extent resulting from the gross negligence, fraud or wilful misconduct of the Indemnitee.

3.   INSURANCE

     The Corporation, as trustee of POT, agrees to purchase and maintain insurance for the benefit of the Indemnitee against any liability incurred by the Indemnitee in the Indemnitee’s capacity as a director and/or officer of the Corporation, where the Corporation is acting as trustee of POT, except where the liability relates to the Indemnitee’s failure to act honestly and in good faith with a view to the best interests of POT or the Corporation, as trustee of POT, provided that the nature and extent of the coverage of any insurance shall be as determined from time to time at the sole discretion of the Corporation, as trustee of POT.

4.   DECEASED INDEMNITEE

     If the Indemnitee is deceased and is entitled to indemnification under this Agreement, the Corporation, as trustee of POT, agrees to indemnify and hold harmless the Indemnitee’s estate and the Indemnitee’s executors, administrators, legal representatives and lawful heirs to the same extent as it would indemnify the Indemnitee, if alive, hereunder.

5.   PARTIAL INDEMNIFICATION

     If the Indemnitee is determined to be entitled under any provisions of this Agreement to indemnification by the Corporation, as trustee of POT, for some or a portion of the Losses or Environmental Losses incurred in respect of any Proceedings but not for the total amount thereof, the Corporation, as trustee of POT, shall nevertheless indemnify the Indemnitee for the portion thereof to which the Indemnitee is determined to be entitled.

6.   NO PRESUMPTION AS TO ABSENCE OF GOOD FAITH

     Determination of any Proceedings by judgment, order, settlement or conviction, or upon a plea of guilty or no contest or its equivalent, shall not, of itself, create any presumption for the purposes of this Agreement that the Indemnitee was grossly negligent, fraudulent or wilfully misconducting [herself/himself], did not act honestly and in good faith with a view to the best interests of POT or the Corporation, as trustee of POT, or, in the case of a criminal or administrative Proceeding that is enforced by a monetary penalty, that the Indemnitee did not have reasonable grounds for believing that the Indemnitee’s conduct was lawful, unless the judgment or order of the court shall specifically find otherwise.

7.   CARRIAGE OF PROCEEDINGS

(a)	Subject to Section 7(b), with respect to all Proceedings which the Board determines the Indemnitee is entitled to be indemnified hereunder as to 50% or more of the Losses and/or Environmental Losses incurred, the Corporation, as trustee of POT, at its option and subject to the provisions of any applicable insurance policy, is entitled to assume and direct the carriage of the defence and handling of any such Proceedings, to determine whether and in what manner any such Proceedings shall be defended, appealed, compromised or settled, and to appoint legal counsel of its choice to act on behalf of the Indemnitee, in which event the Indemnitee agrees to co-operate fully and in good faith with the Corporation, as trustee of POT, in all matters respecting such Proceedings.

(b)	The Indemnitee may retain counsel to separately represent it in the defence of any Proceedings, and the reasonable fees, charges and expenses of such counsel shall be at the expense of the Corporation, as trustee of POT, if (i) the Corporation, as trustee of POT, does not promptly assume the defence of the Proceeding, (ii) the Corporation, as trustee of POT, agrees to separate representation or (iii) the Indemnitee is advised by counsel acting reasonably in writing that there is an actual or potential conflict in the interests of the Corporation, as trustee of POT and the interests of the Indemnitee or additional defences are available to the Corporation, as trustee of POT, which makes representation by the same counsel inappropriate.

8.   PREPAID EXPENSES

     The reasonable costs, charges and expenses (collectively, “Expenses”) incurred by the Indemnitee in investigating, defending or appealing any Proceedings shall, at the request of the Indemnitee, be paid by the Corporation, as trustee of POT, in advance in order to enable the Indemnitee to properly investigate, defend or appeal such Proceedings (such payment herein called the “Advance”), with the understanding and agreement being hereby made that, if it is ultimately determined as provided hereunder that the Indemnitee was not entitled to be so indemnified, or was not entitled to be fully so indemnified, that the Indemnitee shall indemnify and hold harmless the Corporation, as trustee of POT, and repay to the Corporation, as trustee of POT, such amount, or the appropriate portion thereof, so paid in respect of the Advance by the Corporation, as trustee of POT, plus interest thereon calculated from the date of payment by the Corporation, as trustee of POT, to the date of repayment by the Indemnitee at the rate equal to the lowest current prime rate of interest charged to the Corporation, as trustee of POT, by its principal lender.

9.   OTHER RIGHTS AND REMEDIES

     The indemnification and advance payment of Expenses as provided by this Agreement shall not be deemed to derogate from or exclude any other rights to which the Indemnitee may be entitled under the Indenture, any vote of the beneficiaries of POT, any indemnity provided by the Corporation, personally or otherwise, or under any other agreement, by operation of law or otherwise whether as to matters arising out of the Indemnitee’s capacity as a director and/or officer of the Corporation, or as to matters arising out of another capacity with the Corporation while being a director and/or officer of the Corporation.

10.   NOTICES OF PROCEEDINGS

     The Indemnitee agrees to give notice to the Corporation, as trustee of POT, within seven days of being served with any statement of claim, writ, notice of motion, indictment or other document commencing or continuing any Proceedings against the Indemnitee as a party, and the Corporation, as trustee of POT, agrees to notify the Indemnitee in writing within seven days of being served with or otherwise receiving notice of any statement of claim, writ, notice of motion, indictment or other document commencing or continuing any Proceedings naming the Indemnitee as a party to such Proceedings.

11.   TAXES PAYABLE

     The Corporation, as trustee of POT, agrees to reimburse the Indemnitee for the net amount of tax payable by the Indemnitee under the taxing laws of any jurisdiction provided that such net taxes payable are directly a result of the payment or reimbursement of Losses and/or Environmental Losses under this Agreement, including this clause, constituting a taxable benefit to the Indemnitee.

12.   INDEMNITEE TO COOPERATE

     The Indemnitee agrees to give the Corporation, as trustee of POT, such information and cooperation as the Corporation, as trustee of POT, may reasonably require from time to time in respect of all matters hereunder.

13.   NO SECURITY INTEREST

     The Indemnitee acknowledges that the indemnities provided for herein are unsecured claims and do not constitute, and are not to be construed as in any manner constituting, a lien, charge or security interest in or upon the Trust Properties or any of the assets, properties or rights of POT or the Corporation, as trustee of POT, and no financing statement, caveat or security notices shall be filed or registered in connection therewith.

14.   EFFECTIVE TIME

     This Agreement shall be effective as and from the first date that the Indemnitee became or becomes a director and/or officer of the Corporation.

15.   NOTICES

     Unless otherwise permitted by this Agreement, all notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been fully given if personally delivered to the party to whom the notice or other communication is directed on the first business day after the date of such delivery, or if mailed by prepaid registered mail on the fifth business day after the date on which it is so mailed (provided that if there is an interruption in the regular postal service during such period arising out of a strike, lockout, work slow-down or similar labour dispute in the postal system, all days during which such interruption occurs shall not be counted):

(a)	if to the Indemnitee, at:

•

•

•

(b)	if to the Corporation, as trustee of POT, at:

500, 630 — 4 Avenue SW

Calgary, Alberta T2P 0J9

Attention: President

or to such other address as each party may from time to time notify the other of in writing.

     If the Corporation, as trustee of POT, receives notice from any other source of any matter which the Indemnitee would otherwise be obligated hereunder to give notice of to the Corporation, as trustee of POT, then the Indemnitee shall be relieved of the Indemnitee’s obligation hereunder to give notice to the Corporation, as trustee of POT, provided the Corporation, as trustee of POT, has not suffered any damage from the failure of the Indemnitee to give notice as herein required.

16.   SEVERABILITY

     If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

(a)	the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable that are not of themselves in the whole invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

(b)	to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not of themselves in the whole invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision which is held to be invalid, illegal or unenforceable.

17.   GOVERNING LAW

     The parties hereto agree that this Agreement shall be construed and enforced in accordance with and governed by the laws of the Province of Alberta.

18.   MODIFICATION AND WAIVER

     No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

19.   SURVIVAL OF INDEMNITIES

     The indemnities provided herein shall survive the termination of the Indenture under the terms hereof, the removal or resignation of the Corporation, as the trustee of POT, under the Indenture and the removal or resignation of the Indemnitee as director or officer of the Corporation.

20.   RECOURSE LIMITED TO TRUST PROPERTIES

     The parties hereto acknowledge that:

(a)	the Corporation is entering into this Agreement solely in its capacity as the trustee on behalf of POT and the obligations of POT hereunder shall be binding upon the Corporation, in its capacity as the trustee of POT, such that any recourse against POT, the Corporation in its capacity as the trustee of POT or the Corporation, in their respective capacities as such, in any manner in respect of any indebtedness, obligation or liability of the Corporation, POT, or the Corporation, as trustee on behalf of POT, arising hereunder or arising in connection herewith or from the matters to which this Agreement relates, if any, including without limitation claims based in contract or on negligence, tortious behaviour or otherwise, shall be limited to, and satisfied only out of, the Trust Properties; and

(b)	No beneficiary of POT (including its own beneficiaries, if any), in his, her or its capacity as such, shall have any indebtedness, obligation or liability arising hereunder or in connection herewith or from the matters to which this Agreement relates, including without limitation, claims based in contract, on negligence, tortious behaviour or otherwise.

21.   ENTIRE AGREEMENT

     This Agreement shall supersede and replace any and all prior agreements (except any written agreement of employment between the Corporation, as trustee of POT and the Indemnitee, which shall remain in full force and effect except to the extent augmented or amended herein) between the parties hereto respecting the matters set forth herein, and shall constitute the entire agreement between the parties hereto in respect of the matters set forth herein.

22.   SUCCESSORS AND ASSIGNS

     This Agreement shall be binding upon and enure to the benefit of the Corporation, as trustee of POT, and its successors and assigns and to the Indemnitee and the Indemnitee’s executors, administrators, legal representatives, lawful heirs, successors and assigns.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

PARAMOUNT ENERGY OPERATING CORP., as trustee of PARAMOUNT OPERATING TRUST

Per:

Per:

WITNESS		[INDEMNITEE]

AFFIDAVIT OF EXECUTION

C A N A D A	)	I,
PROVINCE OF ALBERTA	)	of the City of
TO WIT:	)	in the Province of Alberta,

MAKE OATH AND SAY:

1.	THAT I was personally present and did see named in the annexed instrument, who is personally known to me to be the person named therein, duly sign and execute the same for the purpose named therein.

2.	THAT the same was executed at the City of Calgary, in the Province of Alberta, and that I am the subscribing witness thereto.

3.	THAT I know the said and is in my belief of the full age of eighteen years.

SWORN BEFORE ME at the City	)
of Calgary, in the Province	)
of Alberta, this ______ day	)
of ______________, 2002)
)
)
)
A Commissioner for Oaths in and	)
for the Province of Alberta	)